Exhibit 10.30

12 May 2025

Mr. Paul Ruh
(address redacted)

Dear Paul:

This letter is to notify you that your employment with Kenvue Brands, LLC (together with any parent, subsidiaries or affiliates, the “Company”), unless extended or terminated earlier by the Company, will end on May 16, 2025 (“Termination Date”). As a result of the conditions of this separation, you are eligible for a separation package under the terms of the Executive Severance Pay Plan of Kenvue and U.S. Affiliated Companies (the “Separation Plan”) to assist you in transition from your employment with the Company. The remainder of this letter summarizes the terms of that package.

Your receipt of a separation package is conditioned on your signing (and not revoking) a Company-provided release (“Release”) (a sample of which is enclosed herewith), and maintaining satisfactory job performance, as determined in the Company’s sole discretion, through your Termination Date. You also must maintain the confidentiality of the terms of your separation package. You will receive an actual Release for your signature on or about your Termination Date, and have 21 days to review and consult with an attorney of your choosing about the Release. However, please be aware that delay in reviewing and signing the Release may cause a gap between your final pay and commencement of severance pay.

Separation Pay. You are eligible to receive severance pay equal to 1.5x annual base pay plus 1.5x target bonus ($2,250,000 total), reduced by tax and other legally required withholdings, to be paid over 18 months. These payments will begin no sooner than eight days after your Release is signed, returned and not revoked.

Medical/Dental Coverage Continuation. If you are a participant in Kenvue’s medical, dental, or vision plans, the Company will continue subsidizing the cost of your health plan contributions during any period that you receive severance pay, up to a maximum of 52 weeks. The continuing health coverage described in the preceding sentence shall be treated as continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for purposes of determining the maximum period of continuation coverage required under COBRA or other applicable law. Following the period of subsidized coverage, you may be able to continue your medical, dental, or vision coverage at full cost to you (and potentially any administrative fee) for any remaining period in accordance with COBRA and the terms of the applicable plan. Notwithstanding the preceding, any coverage reimbursement or continuation will terminate if you become covered under another employer’s group health plan.

Outplacement Services. In accordance with the Separation Plan, you are eligible to receive outplacement assistance. Kenvue’s outplacement services provider will reach out via email and phone to begin services.
Please be advised that, upon your Termination Date, all other employee benefits will cease, including, but not limited to, accrual under the Kenvue retirement plans, including 401(k)

deductions. You will receive separate instructions for any voluntary benefits or supplemental life insurance you may have, on or near your Termination Date.

Please review the accompanying packet of materials that provide more information to help to answer questions you may have. Please note, this letter does not guarantee continued employment through your Termination Date or the terms and conditions thereof. The Separation Plan in effect at your Termination Date will govern your eligibility for a separation package. If you have any additional questions, please reach out to the Solutions Hub at https://kenvue.service-now.com/solutionshub.

Very truly yours,
Kenvue Brands, LLC

By: /s/ Luani Alvarado
Luani Alvarado
Chief People Officer

16 May 2025

Mr. Paul Ruh
(address redacted)

Dear Paul:

In connection with the termination of your employment, Kenvue Brands, LLC (together with its parent, subsidiaries and affiliates, the “Company”) is offering you the following General Separation Agreement and Release (“Agreement”):
1.As explained below, if you sign, do not revoke, and comply with this Agreement, you will be eligible to receive severance benefits under the Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies (the “Plan”), subject to the terms and conditions of the Plan. The amount of severance pay you would be eligible for under the Plan is:
Pay equal to 1.5x annual base pay plus 1.5x target bonus ($2,250,000 total), reduced by tax and other legally required withholdings, to be paid over 18 months.
2.To receive severance benefits, you must fully comply with all of your obligations to the Company (collectively “Outstanding Obligations”). Your Outstanding Obligations include, but may not be limited to: (a) your obligation to return to the Company all documents (including electronic ones) and all copies thereof and other property (such as computers, cell phones and automobiles) related to your work for the Company or any Johnson & Johnson company, (b) your confidentiality obligations under applicable law and under any confidentiality agreement and any non-solicitation and/or non-competition agreement you have signed, and (c) your obligation to repay any outstanding monetary obligation to any the Company.
3.To receive severance benefits, you must meet the following requirements in addition to those described in Paragraph 2 above: (a) you must enter into this Agreement, and (b) you must make yourself available to consult at reasonable times upon reasonable notice and cooperate fully with the Company in connection with any business matter, investigation or legal matter as to which you may have relevant information, without further compensation if you are receiving severance pay at the time the assistance is provided, (c) you must treat the contents of this Agreement and all communications, oral or written, concerning this Agreement as confidential and not disclose them to any third party except your immediate family, your financial advisor, your attorney, and governmental agencies that may require this information, and (d) you must not make any remarks about any Releasee (as defined below) or about the products of the Company that are defamatory or reflect adversely upon them that are knowingly false, are made in reckless disregard of the truth, or are maliciously disparaging.

4.The following terms apply to the receipt of severance benefits:
(a) Amounts will be withheld from your severance pay for tax purposes and, as provided for in Paragraph 6 below, certain deductions will be taken from your severance pay if you are continuing to participate in Company health and/or life insurance plans.
(b) Deductions may be taken for the amount of any wage replacement benefit you receive from any source to which the Company contributes (e.g., pursuant to law or contract), and for any amount you receive under a non-competition agreement.
(c) Subject to the applicable deductions, severance payments will be made at your last regular base pay rate per payroll period, until all severance benefits have been paid. To the extent practicable, your severance pay will be paid on your normal payroll dates.
(d) If you cease to meet the eligibility requirements for receipt of severance pay as set forth above or lose your right to receive severance pay under the terms of the Plan for any reason, you will receive no further severance pay.
5.Upon your separation, any outstanding equity-based compensation awards of the Company that you hold will be treated as set forth in the applicable award agreement and plan document (the “Equity Award Documents”). If the Equity Award Documents provide that a pro-rated portion of one or more awards is eligible to vest upon or following the Termination Date as a result of your termination due to a Specified Divestiture or Reduction in Force (as defined in the Equity Award Documents), such vesting will be subject to (i) your timely execution and non-revocation of this Agreement and (ii) your compliance with the Outstanding Obligations and the terms of such Equity Award Documents, including, without limitation, any applicable restrictive covenants. For the avoidance of doubt, the exercise period of any stock options (determined as set forth in the Equity Award Documents) will be measured from the Termination Date, regardless of when this Agreement may become effective.
6.By entering into this Agreement, you agree that contributions you must make for continued benefit coverage and any amounts you owe the Company (e.g., from monetary advances or credit card charges) may be deducted from your severance pay to the extent permitted by law.
7.If you enter into this Agreement, the period during which the Company will subsidize the cost of your group health insurance and during which you may continue your Company group life insurance (at your own expense) may be extended for the period during which you are receiving severance pay (for a maximum of one year from your Termination Date)1. More information about your eligibility for continued group health and life insurance (and other benefits) is available in the attached Benefit Information Sheet, the relevant Summary Plan Descriptions and from the Benefit Service Center at 833-407-2681.
8.In consideration for the payments and other benefits you are receiving for entering into this Agreement, you release and give up any and all claims and rights that you may have against the Company, and all of their respective subsidiaries, divisions, affiliated companies and benefit plans, as well as all of their respective past, present and future directors, officers, employees, plan administrators, agents and attorneys (all of whom are referred to collectively in this Agreement as “Releasees”), except for your right to the payments and benefits provided for in this Agreement, and to any vested benefits
1 Participants who receive a lump sum severance payment in connection with a Change in Control Termination will receive 52 weeks of continuing coverage.

(or restricted share units, performance share units, or stock options specifically stated to vest before the Termination Date or during retirement) under the Kenvue Savings Plan or any retirement savings, incentive or executive compensation plan in which you participated during your employment, as well as any rights you may have to indemnification by the Company under its charter documents or any applicable D&O insurance policies, subject to the Company’s right to amend or terminate such benefits in its sole discretion(collectively the “Excepted Rights”).
To the maximum extent permitted by law, by signing this Agreement, you release and give up all claims and rights against Releasees of any nature arising under contract, equity, or any federal, state, local or foreign law, including, but not limited to, those not mentioned in this Agreement, those of which you are not aware, and any claims for or rights to attorneys’ fees. You specifically release any and all claims and rights in any way relating to or arising out of your employment with the Company or the termination of that employment, except for the Excepted Rights.

You are specifically releasing any claims of unlawful discrimination, harassment or retaliation against you, and any other claims related to your employment, including, but not limited to, those based on your age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, gender orientation, disability, or any other status protected by applicable law. These include any and all claims you may have under the Civil Rights Act of 1964, (“Title VII”), 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq. (“OWBPA”); the Sarbanes-Oxley Act of 2002, 15 U.S.C. §7241 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the National Labor Relations Act, the Labor Management Relations Act (the Taft-Hartley Act), the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514, Sections 748 (h)(i), 922 (h)(i); and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a); any state or local counterpart to such federal statutes, all as amended; all state laws referenced in the addendum to this Agreement, attached hereto as Exhibit A; the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq.; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq.; the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq.; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act; the New Jersey Earned Sick Leave Law; the New Jersey Wage and Hour Law; the New Jersey Wage Payment Law; and any other applicable federal, state, foreign or local statute, regulation or ordinance prohibiting discrimination, harassment or retaliation. You are also releasing any and all other claims and rights you may have against Releasees, other than the Excepted Rights, including, but not limited to, claims for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, unfair competition, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, invasion of privacy, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, intentional and negligent misrepresentation, representations made to induce you to accept employment with the Company, fraud, negligence, and any intentional torts.

You are releasing all claims described above arising through the date you sign this Agreement, including those for any injuries or damages suffered at any time after the date you sign this Agreement by reason of the continued effects of alleged discriminatory acts or other conduct that occurred prior to the date you sign this Agreement.

You agree that this Agreement provides you with payments and other benefits you otherwise would not be entitled to receive, which constitute consideration for this Release. You agree that you are not entitled to and will not become entitled to anything further from Releasees except for the Excepted Rights, and that you will not seek anything further from Releasees, other than with respect to the Excepted Rights. You acknowledge and confirm that you have not filed or caused or permitted to be filed any pending lawsuit of any type in any forum against any Releasee.

This release does not apply to rights that may arise after the date you sign this Agreement, or to any claims that cannot be waived by private agreement under applicable law. This Agreement does not waive any rights you may have to file an administrative charge or cooperating with participating in any proceeding before, or investigation by the Equal Employment Opportunity Commission or National Labor Relations Board, but it does waive any rights you may have to any monetary award, recovery or settlement in connection with such a charge, proceeding or investigation, without regard to who brought or filed such charge.

Furthermore, nothing in this Agreement, or any agreement signed by you during the course of your employment with the Company whether expressly stated or not, prohibits you from reporting possible violations of law or regulation to any other governmental agency or entity, or self-regulatory authority, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and/or any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, or from recovering a monetary award, recovery, or settlement from the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, 15 U.S.C. §78u-6, or from any other Regulator pursuant to any other similar provision of law, in connection with such reporting or disclosure. No prior authorization of the Company nor notification to the Company is needed for you to make any such reports or disclosures. However, this Agreement does waive any right that you have to any monetary award, recovery or settlement from the Company in connection with any such reporting or disclosure.

You acknowledge and agree that your release of claims prevents you from recovering any wages, damages or penalties in any class action, representative action or collective action that any individual might file against the Company for matters arising prior to the execution of this Agreement, and prevent you from initiating any such action yourself against the Company for matters arising prior to the execution of this Agreement. You further acknowledge, covenant and agree that you will not initiate any action against the Company in any court asserting claims pertaining in any manner to the claims released in the General Release.
9.You acknowledge that you have carefully read and fully understand the terms and effects of this Agreement. You further acknowledge that you are entering this Agreement knowingly, willingly and voluntarily. You are strongly encouraged to consult an attorney regarding this Agreement.
10.You are entitled to at least 21 days from the date you receive this Agreement to consider and sign it (the “Consideration Period”). While you have at least 21 days to consider and signing this Agreement, you may not sign the Agreement before your Termination Date. If you sign this Agreement, you will have a period of seven (7) days (fifteen (15) days if you are a Minnesota resident) after you sign (the “Revocation Period”) within which to revoke it. If you do not revoke it, the Agreement will become effective at the end of the Revocation Period. Any revocation of this Agreement must be in writing and delivered to Paola Camara, Head of HR North America Consumer Health <<Legal Entity Name>> “c/o Julio Segura via e-mail to the Global Exit Management Mailbox (RA-JX2-GlobalExitMan@kenvue.com) within the Revocation Period. The e-mail must be received by the NA HR Business Solutions Mailbox within the Revocation Period.
11.This Agreement and any confidentiality, non-solicitation and/or non-competition agreement you have signed (“Restrictive Covenant Agreement”), which are incorporated into this Agreement by reference, represent the entire agreement between you and the Company concerning your rights relating to the Company upon your separation, except that: (i) all employee benefits referred to in this Agreement shall be subject to the terms and conditions of the applicable employee benefit plans, and (ii) all LTI awards shall be subject to the terms and conditions of the applicable award agreements and plan (except as explicitly noted in Paragraph 5 above). Notwithstanding the foregoing, the Company does not enforce post-employment restrictions on customer/client solicitation or services performed for a competitor contained within Company secrecy, non-competition and non-solicitation agreements against former California employees who engage in such activity in California, unless the activity involves the use or disclosure of confidential information, or other unlawful conduct. Confidential information does not include information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful workplace conduct and nothing in this Agreement prevents you from discussing or disclosing such information in accordance with applicable law. Nothing in this Agreement, or any Restrictive Covenant Agreement, is intended to restrict your rights under the National Labor Relations Act, including, but not limited to, those specifically outlined in Paragraph 8 above. Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Further, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, provided you file any document containing the trade secret under seal and do not disclose the trade secret other than pursuant to court order.
12.This Agreement may be modified only in a writing signed by both parties. You agree that any promises or representations concerning your rights relating to the Company upon your departure, either oral or written, that are not contained in this Agreement or the other documents referenced in this paragraph are not valid or binding upon the Company, except insofar as you may have continuing rights under certain company employee benefit plans based on plan rules.
13.This Agreement will be binding on you and anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate. This Agreement is made not only for the benefit of Releasees, including the individuals and entities collectively described herein, but also for all who succeed to their rights and responsibilities, such as the successors and assigns of the named corporate entities and the heirs and executors of the estates of the individuals collectively referred to herein as Releasees.

14.If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remaining provisions, or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected. However, if the Release contained in this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, you agree, promptly upon the request of the Company, to execute a new release that is valid and enforceable. In the absence of a valid, enforceable release, this Agreement shall be null and void.
To accept the terms of this Agreement, you should sign it below (electronically) and return it to me. The original may be retained by you.
Very truly yours,
/s/ Luani Alvarado
Luani Alvarado
Chief People Officer

I acknowledge that I have read and understand and agree to all the terms of this Agreement and further acknowledge that I have had the opportunity to review it with an attorney.

By: /s/ Paul Ruh
Paul Ruh

Dated: May 16, 2025